Exhibit 10.1

AMENDED AND RESTATED WHOLESALE FINANCING PLAN
Agricredit Acceptance LLC
8001 Birchwood Court | PO Box 2000 | Johnston, IA 50131-0020
PH: 800 873 2474 FAX: 515-334-5862
www.agricredit.com

Debtor Name:	Titan Machinery, Inc.		(the “Debtor”)

Date of this Wholesale Financing Plan:		October 31, 2013

Address of Principal Place of Business and Chief Executive Office:		644 East Beaton Drive West Fargo, ND 58078-2648

Additional approved locations where the Collateral will be kept and stored:		See Exhibit A to the Amended and Restated Inventory Security Agreement

Organization Type:	☐ Sole Proprietorship	☐ Partnership	☐ Limited Liability Company	☒ Corporation

Total Amount of Uncommitted Credit Facility at Approval:

$225,000,000.00, which is subject to change in Secured Party’s sole discretion without the necessity of entering into a new agreement. The parties acknowledge this amount includes Secured Party’s related parties, affiliates and any participants in the facility. Please see below for additional terms and conditions.

THIS AMENDED AND RESTATED WHOLESALE FINANCING PLAN (this “Agreement”) is made by and between the Debtor and AGRICREDIT ACCEPTANCE LLC having an office at 8001 Birchwood Court, P. O. Box 2000, Johnston, Iowa, 50131-0020 (“Secured Party”). This Agreement expressly amends, restates and supersedes that certain Wholesale Financing Plan with Rental dated July 10, 2010 entered into between Debtor and Secured Party, together with any and all amendments thereto. Debtor acquires equipment for sale, lease or rental at retail and desires that Secured Party finance the acquisition of such equipment on the terms and conditions of this Agreement. In consideration of the mutual promises, covenants and conditions of this Agreement, the parties hereto hereby agree as follows:

1.  CONSTRUCTION; INTEGRATION.  The parties have entered into an Amended and Restated Inventory Security Agreement (the “ISA”), the terms and conditions of which are incorporated by reference. Except as modified herein and in the Wholesale Advance Rates and Curtailment Rates on Eligible Inventory attached hereto as Exhibit A and incorporated by reference (the “Terms Schedule”), the terms and conditions of the ISA shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Agreement and the ISA, the terms of this Agreement shall prevail. Except as otherwise expressly provided, all capitalized terms used and not defined elsewhere in this Agreement shall have the meanings assigned to them in the ISA.

2.  ELIGIBLE INVENTORY.  “New Inventory” is defined as Inventory eligible for financing which shall include wholegoods agricultural equipment and other new wholegoods inventory items, with an individual original manufacturer’s invoice price to the Debtor of $5,000.00 and greater, agreed to from time to time by Secured Party in its sole discretion and on which Secured Party can obtain a first priority security interest. “Used Inventory” is defined as Inventory items eligible for financing which shall be trade-in machines accepted by Debtor in connection with the retail sale of New Inventory items financed by Secured Party, Inventory purchased through farm liquidations and auction sales, and such other used inventory items, with an individual Net Cost of $5,000 and greater, agreed to by Secured Party in its sole discretion and on which Secured Party can obtain a first security interest. As used herein, “Net Cost” for Used Inventory shall be the lesser of:   (a) Debtor’s actual cost; (b) wholesale guide book value, with no adjustment for hours on eligible equipment over 10 years old; (c) if previously floor planned, the lesser of: (i) a percentage of Debtor’s previous original invoice as shown in the Terms Schedule attached hereto, or (ii) the remaining balance transferred from the previous floor plan. The age of such Used Inventory is to be less than 15 years for tractors, combines, or grain heads and less than 10 years for all other agricultural equipment. Forestry, construction and industrial equipment will not be included without specific approval by Secured Party. In the event Debtor receives notice from Secured Party or a third party creditor regarding a conflicting security interest with respect to advances made under this Agreement, Debtor agrees, within two (2) days of such notice, to either make a principal payment by the amount advanced on the conflicting security interest or provide additional free and clear collateral in a form and amount acceptable to Secured Party. For the avoidance of doubt, the terms of this Agreement shall apply to Inventory approved as eligible even if such Inventory does not expressly fit the requirements described herein (e.g., inventory with an invoice price of under $5,000.00) and Secured Party may modify its requirements for inventory eligible for financing at any time in its sole discretion upon notice to Debtor.

3.  AMOUNT FINANCED.  The total amount of the credit facility shall not exceed the amount indicated above for all New Inventory and Used Inventory; provided, however, that Secured Party may in its sole discretion extend credit in excess of such limit. In any case, Debtor hereby agrees that all extensions of credit shall constitute Obligations of Debtor and shall be paid as provided herein. All extensions of credit are within the sole discretion of Secured Party. The credit facility may be reviewed by Secured Party and increased, decreased, or terminated in its sole discretion upon ninety (90) days prior written notice to Debtor. Upon reduction of the wholesale credit facility to a new amount (“New Credit Amount”) which is not caused by Debtor’s default and which reduction is below the then-existing total of Debtor’s Obligations, Debtor shall, in Secured Party’s sole discretion, either make payments pursuant to a payment schedule under the terms and conditions offered by Secured Party, if any, to reduce the credit facility to the New Credit Amount or immediately pay to Secured party all principal, interest and other amounts in excess of the New Credit Amount.

4.  PROCEDURE FOR REQUESTING FINANCING.  Upon Secured Party’s receipt of request for financing an item of Inventory from Debtor, (in writing, facsimile, orally or otherwise), and upon receipt of required documentation, if any, as requested by Secured Party, which documentation may include, but is not limited to, an invoice from the manufacturer or distributor for New Inventory items or a purchase order for Used Inventory items, Secured Party shall, in its sole discretion, determine whether to extend credit to Debtor. Debtor shall execute a Dealer Wholesale Funding Request or other documentation to evidence the Obligation of Debtor. The Dealer Wholesale Funding Request may be executed prior to, contemporaneously with, or subsequent to the extension of credit. Upon the retail sale, lease or other disposition of any Inventory items financed by Secured Party, Debtor shall promptly notify Secured Party in writing and pay all principal and interest outstanding relating to said Inventory items and complete and send to Secured Party a Dealer Wholesale Invoice or similar form as modified, supplemented or retitled by Secured Party relating to such Inventory items.

5. ADVANCE RATES ON ELIGIBLE INVENTORY.  Items of New Inventory eligible for financing will be financed at an amount not to exceed the lesser of:  (a) the remaining balance transferred from the manufacturer’s free floor plan program, if any; or (b) a percentage of  the original manufacturer’s invoice price to the Debtor of such New Inventory items as shown in the Terms Schedule. Items of Used Inventory eligible for financing will be financed at an amount not to exceed the percent of Debtor’s Net Cost of such Used Inventory item as shown in the Terms Schedule. For Used Inventory comprised of tillage, planting, and other eligible items, designated by Secured Party from time to time in its sole discretion, and not listed in the dealer association official equipment guide or similar publication, the amount of advance shall not exceed the lesser of: (a) 60% of the trade in allowance; or (b) Debtor’s actual cost.

6.  PAYMENT TERMS.  The Debtor promises to pay to the order of Secured Party all Obligations including all principal, interest and other charges related to financed New Inventory or Used Inventory items on the earlier of the date of sale, lease, other disposition, acceleration or as follows:

(a)                                 Principal - New Inventory and Used Inventory Items. All principal shall be due on New Inventory and Used Inventory items as follows:

1.              Ninety (90) days following receipt of written demand from Secured Party; or

2.              If not meanwhile demanded, in curtailments, due in various months following the original invoice date as shown in the Terms Schedule. Curtailment payments shall continue until the earlier of (i) payment in full of the amount advanced on a particular item of New or Used Inventory, or (ii) the month indicated in the Terms Schedule, at which time the unpaid principal shall be due and payable in full.

(b)                                 Interest.  All interest shall be due on New Inventory and Used Inventory items as follows:

1.              Standard Rate. All accrued and unpaid interest is due and payable on the 25th of each month according to the following schedule:  Unless otherwise announced by Secured Party, interest will accrue on the principal balance of all outstanding balances due hereunder from the date of the Dealer Wholesale Funding Request applicable to such Inventory and shall thereafter accrue on the unpaid balance at an annual rate (the “Standard Rate”), which for any particular month, shall be equal to the “LIBOR Rate” in effect for the first day of such month, plus:

a.              If the average daily outstanding principal balance for the prior month is less than $35,000,000, then 4.25%;

b.              If the average daily outstanding principal balance for the prior month is equal to $35,000,000 but less than $55,000,000, then 4.00%; or

c.               If the average daily outstanding principal balance for the prior month is equal to or more than $55,000,000, then 3.75%.

The Standard Rate above does not include the additional 1.00% charged to fund the marketing pool as described in Section 9. The average daily outstanding principal balance is calculated by dividing the sum of the end of the day balances during the month by the number of days in the month, all as determined by Secured Party. For the avoidance of doubt, the calculation of average daily outstanding principal balance shall exclude all vendor program lines by which Secured Party finances Debtor’s acquisition of inventory under the terms of program agreements between such vendors and Secured Party.

Secured Party reserves the right to adjust the interest rate upon notice to Debtor, including, without limitation, in the event the use of the LIBOR Rate is suspended as provided herein. As used herein, the LIBOR Rate for any particular month means the highest per annum rate of interest described as the “30 Day” or “One month”, “London interbank offered rate” as published in the “Money Rates” section of the Wall Street Journal - Central Edition or its successor, in effect on the 25th day of the previous calendar month (if it is a Business Day, if not the next Business Day), which rate shall apply throughout the applicable calendar month. For example, if on July 25th (assuming it is a Business Day), the LIBOR Rate is 3%, 3% will be used as the LIBOR Rate for the entire month of August. Secured Party may, but shall not be obligated to, make a change from the “30 Day” LIBOR Rate to the “90 Day” LIBOR Rate and vice versa upon sixty (60) days prior written notice from Debtor requesting such change.

2.              Alternative Standard Rate. If Secured Party determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the LIBOR Rate, then Secured Party shall give notice thereof to the Debtor. Thereafter, until the Secured Party notifies the Debtor that the circumstances giving rise to such suspension no longer exist, (a) the use of the LIBOR Rate under this Agreement shall be suspended, and (b) the Standard Rate shall be converted at the expiration of the then current LIBOR Rate interest period to the higher of the PRIME Rate or the Federal Funds Effective Rate plus 50 basis points. In addition, if, after the date of this Agreement, Secured Party shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Secured Party with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or Secured Party’s Affiliates shall make it unlawful, unacceptable or impossible for the Secured Party to make or maintain or fund loans based on the LIBOR Rate, the Secured Party shall notify Debtor. Upon receipt of such notice, until Secured Party notifies Debtor that the circumstances giving rise to such determination no longer apply, (a) the use of the LIBOR Rate under this Agreement shall be suspended, and (b) the Standard Rate shall be converted to the higher of the PRIME Rate or the Federal Funds Effective Rate plus 50 basis points either (i) on the last day of the then current LIBOR interest period(s) if the Secured Party may lawfully continue to maintain advances based on the LIBOR Rate to such day, or (ii) immediately if the Secured Party may not lawfully continue to maintain advances based on the LIBOR Rate.

3.              Default Rate. When any interest or principal hereof is not paid when due, either at the indicated date herein, by acceleration, sale, lease, other disposition or otherwise, the full amounts due shall bear interest from the date when due until such amounts are paid in full at the Standard Rate plus three percentage points (3.0%). All interest hereunder shall be calculated on a year of 360 days and the actual number of days elapsed. Secured Party reserves the right to adjust the interest rate upon notice to Debtor. Notwithstanding anything to the contrary herein, the rate of interest hereunder shall at no time exceed the maximum rate, if any, permitted by applicable law. If any such rate does exceed the maximum lawful rate, any excess interest shall be returned to Debtor once that determination has been made.

4.              Definitions. For purposes of this Section, the following terms shall have the following definitions: “PRIME Rate,” for any particular month means the highest per annum interest rate most recently announced as the “prime rate” in the “Money Rates” section of the Wall Street Journal — Central Edition, or successor edition, from time to time, in effect on the 25th day of the previous calendar month (if it is a Business Day, if not the next Business Day), which rate shall apply throughout the applicable calendar month. For example, if on July 25th (assuming it is a Business Day), the PRIME Rate is 3%, 3% will be used as the PRIME Rate for the entire month of August. “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central Time) on such day on such transactions received by Secured Party from three (3) Federal funds brokers of recognized standing selected by Secured Party in its sole discretion. “Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the offices of Secured party are closed; or a federal banking holiday as recognized by the United States Federal Reserve Bank.

7.  REMEDIES UPON DEFAULT.  Debtor shall be in default hereunder if it breaches any of its obligations contained herein or in the ISA.  In the event of default, Secured Party shall have all remedies available to Secured Party as provided in the ISA.

8.  RENTAL AND RENTAL FOR PURCHASE.  In its sole discretion, Secured Party may agree to allow Debtor to rent eligible inventory financed hereunder. In such event, notwithstanding anything to the contrary contained in the ISA, so long as Debtor complies with the provisions of this Section and utilizes written leases in a form approved by Secured Party, Debtor, as lessor, may engage in the business of renting any unit financed by Secured

Party under this Agreement. Unless Secured Party gives its prior written consent, Debtor agrees not to rent a unit to a particular end user for a term of more than six (6) months, taking into account renewal clauses or other covenants to the same effect.  Upon Secured Party’s request, Debtor shall inform Secured Party of the details of any rental hereunder, including a description thereof, the name and address of the renter, as well as details concerning the rented units and the rentals and proceeds thereof. The minimum amount of Rents (“Minimum Rents”) to be paid every month by Debtor to Secured Party derived from any lease of said unit during any single rental period shall be an amount which is equal to 2% of the original amount financed by the Debtor with respect to said unit. All Rents paid to the Secured Party pursuant to this section are intended to be applied to the principal amount of indebtedness owed by Debtor to Secured Party under this Agreement but may be applied, in the Secured Party’s sole discretion, to interest or curtailments due or to come due. Notwithstanding anything to the contrary contained in this Agreement, all principal and interest due on units rented under this Section shall be due and payable to Secured Party in full in the 24th month following the original date of the manufacturer invoice to the dealer. In the event such payments as applied to any such curtailment are in an amount which is less than the amount required to prepay such curtailment in full, then the balance of said curtailment shall be due and payable as originally scheduled.

9.     MARKETING POOL.  Debtor and Secured Party agree to establish a marketing pool (the “Pool”) in order to subsidize interest rates charged to Debtor’s retail customers.

(a)   Establishing the Pool. Secured Party shall establish an accounting marketing pool (the “Pool”) to assist Secured Party and Debtor in increasing retail financing penetration and marketing retail programs offered by Secured Party to the customers of Debtor.  The Pool will not be a separate deposit account and may be accounted for by Secured Party in its sole discretion.  Secured Party shall provide a quarterly report (which may be electronic) to Debtor showing the amount of credit in the Pool.  The Pool will not be interest bearing.

(b)   Funding of the Pool. Secured Party shall, on a monthly basis, credit the Pool an amount equal to 1/12 of 1.00% of the average daily outstanding principal balance. For example, if the average daily outstanding principal balance for the applicable period is $25,000,000, the Pool shall be credited $20,833.33.  In the event Debtor is in default under the terms of any agreement with Secured Party or Debtor’s payment is not sufficient to cover the then applicable amounts due to Secured Party, at Secured Party’s discretion, no amounts may be credited to the Pool.

(c)   Withdrawals from the Pool. Debtor and Secured Party agree to use the credits from the Pool to (i) buy down Secured Party’s retail rates for use with Debtor’s retail customers who finance retail transactions with Secured Party, as agreed between the parties; and/or (ii) to create leasing and retail programs for Debtor’s retail customers who finance retail transactions with Secured Party, as agreed between the parties.

(d)   Termination of the Pool. Secured Party may, at its discretion, discontinue accounting for the Pool and use the credits remaining in the Pool as it determines in its discretion in the event this Agreement, the ISA and/or the Retail Finance Agreement between the parties are terminated by either party.

MISCELLANEOUS.  Debtor agrees the terms and conditions contained in the ISA, as modified by this Agreement and the Terms Schedule, make up the entire agreement between Debtor and Secured Party. This Agreement may be assigned by Secured Party but Debtor may not assign this Agreement without the prior written consent of Secured Party. Secured Party may modify the Terms Schedule at any time upon notice to Debtor. No agreements or understandings shall be binding upon Secured Party unless set forth in writing and signed by Secured Party. Any waiver of a remedy, term or condition or change to the terms and conditions of this Agreement or any Schedule must be in writing and signed by Secured Party. If Secured Party delays or fails to enforce any of its rights under this Agreement, Secured Party will still be entitled to enforce those rights at a later time and such rights shall not be waived. Any waiver by Secured Party of any breach or default will not constitute a waiver by Secured Party of any additional or subsequent breach of default nor shall it be a waiver of any rights. All of Secured Party’s rights shall survive the termination of this Agreement and shall be enforceable by Secured Party and its successors and assignees. Payments received may be applied at Secured Party’s discretion to Obligations hereunder or to any other indebtedness owed by Debtor to Secured Party despite directions, if any, appearing on the remittance or communicated to Secured Party. In the event any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the parties hereto agree such provision shall be ineffective without invalidating the remaining provisions hereof or thereof. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Debtor shall promptly execute and deliver to Secured Party such further documents and take such further action as Secured Party may request to more effectively carry out the intent and purpose of this Agreement. Words importing the singular include the plural and vice versa and words importing gender include all genders. If more than one Debtor has signed this Agreement, each Debtor agrees that liability is joint and several.

IN WITNESS WHEREOF, the parties hereto have caused their name to be signed by their proper officers or representatives and their seals (if applicable) to be affixed. This Agreement may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This  Agreement  is  executed  and  accepted  in  Johnston,  Iowa  on  behalf  of  Agricredit  Acceptance  LLC  by  its  duly authorized representative and is effective upon execution by both parties. The earliest date of execution provided below shall constitute the effective date of this Agreement.

DEBTOR SIGNATURE		SECURED PARTY SIGNATURE

Titan Machinery, Inc.		Agricredit Acceptance LLC, At: 8001 Birchwood Court, Johnston, IA 50131
Debtor
/s/ Ted Christianson		/s/ Todd P. Cate
Authorized Signature		Authorized Signature

Ted Christianson, Treasurer	10/31/13	Todd P. Cate, VP Operations	10/31/13
Print Name & Title	Date	Print Name & Title	Date

EXHIBIT A

Wholesale Advance Rates and Curtailment Rates on Eligible Inventory

(“Terms Schedule”)

AAC Wholesale Advance Rates and Curtailment Rates on Eligible Inventory

(“Terms Schedule”)

New

Month	0 to 3	4 to 6	7 to 9	10 to 12	13 to 15	16 to 18	19 to 21	22 to 24	> 24
Advance rate	100%	100%	100%	100%	95%	90%	80%	70%	0%
End of period curtailments	0%	0%	0%	5%	5%	10%	10%	DUE

Used

Month	0 to 3	4 to 6	7 to 9	10 to 12	13 to 15	16 to 18	19 to 21	22 to 24	> 24
Advance rate	100%	100%	100%	95%	90%	80%	70%	60%	0%
End of period curtailments	0%	0%	5%	5%	10%	10%	10%	DUE